Exhibit 99.2
Greif, Inc.
Fourth Quarter 2016 Pre-Recorded Management Remarks

Slide 1: Q4 2016 earnings conference call
Good day everyone and thank you for your time. My name is Matt Eichmann and I am the Vice President of Investor Relations and Corporate Communications at Greif. We are pleased to provide you with a copy of our earnings conference call slides, management remarks and our fourth quarter in fiscal year 2016 earnings release for your review.
Providing remarks today are Pete Watson, Greif’s President and Chief Executive Officer, and Larry Hilsheimer, Greif’s Executive Vice President and Chief Financial Officer. Pete and Larry will both be available tomorrow at 10AM Eastern Time to answer your questions on our performance, and conference call details can be found on our website.
Transition: Turning to slide 2….
Slide 2: Safe harbor
As a reminder, the information provided contains forward looking statements and uses certain non-GAAP financial measures. Please review the information on this slide. Our fourth quarter in fiscal year 2016 earnings release was issued after the market closed on Wednesday, December 7, 2016 and is posted to our website at www.greif.com.
And now, I’d like to turn the presentation over to Greif’s President and Chief Executive Officer, Pete Watson on slide 3.
Slide 3: Greif’s vision and three strategic priorities
Thanks Matt – good day everyone. Thank you for your interest in Greif. I want to begin by reviewing Greif’s vision and strategic priorities with all of you.
At Greif, we aspire in industrial packaging to be the best performing customer service-company in the world. That commitment to outstanding service will differentiate Greif in the marketplace, provide added benefit to our customers worldwide and help drive shareholder value creation.
Our vision is supported by three strategic priorities that we are actively working to achieve:

•	First, we are building engaged teams that are aligned to – and accountable for – value delivery.

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Second, we are committed to delivering exceptional customer service in every market we operate in. Higher service levels translate to higher customer satisfaction and loyalty, and generate additional pathways to profitable growth.

•	Third, we are transforming our performance by:

◦	Optimizing and strengthening our portfolio to unlock additional value;

◦	Expanding our margins through disciplined operational execution; and,

◦	Achieving a higher level of fiscal discipline from the entire enterprise, resulting in enhanced Free Cash Flows.
Underpinning our vision and strategic priorities is our bedrock – the Greif Way. The Greif Way guides our company’s culture through common standards and personal behaviors and ensures that we remain focused on achieving our vision.
Transition: Please turn to slide 4…
Slide 4: Focused on customer service excellence
A differentiated customer experience made possible by disciplined execution, innovative solutions and a servant leader mindset will generate customer loyalty and profitable growth. This is central to Greif delivering greater value in the year ahead.
We are measuring customer service levels through our customer satisfaction index as well as through a Net Promoter Score – or “NPS” – methodology.
Our most recent customer satisfaction index score reflects sequential improvement versus the third quarter of 2016 as well as a 15 percent year over year positive change. This continued improvement clearly indicates our passion and expectation to achieve the standards that our customers expect from us.
We also recorded a 5 percent improvement in our most recent net promoter score survey. The NPS rates a customer’s loyalty to Greif, and measures the difference between promoters and detractors of a particular brand. Our most recent score of “42” compares to a benchmark score of “55” and is trending in the right direction. Our focus is to get closer to our customers in order to better serve their needs.
Transition: Please turn to slide 5…
Slide 5: Q4 and fiscal year 2016 highlights

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Our fourth quarter and fiscal year 2016 performance reflects sustained improvement across our portfolio and solid operational results:

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We drove significant Free Cash Flow expansion, which we consider to be a defining metric for any company. Our fourth quarter Free Cash Flow was $114 million, and our fiscal year 2016 Free Cash Flow increased by more than $130 million to almost $201 million dollars. These higher cash flows are a direct result of better margin/mix management, improved operational and working capital management efficiencies, and a more disciplined capital allocation. Cash flow also benefited from timing impacts, which Larry Hilsheimer will address in a moment.

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Our fourth quarter consolidated gross profit margin ratio expanded to 21.1 percent – a 180 basis point improvement year over year – and contributed to a full year ratio of 20.6 percent – our best annual performance since 2001. Our full year performance demonstrates progress toward our 2017 Transformation commitments.

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Our fourth quarter operating profit before special items margin was 10 percent – a 170 basis point improvement over the prior year quarter. Our fiscal year 2016 operating profit before special items margin was 9.3 percent – 190 basis points better than 2015. We are pleased with these results and it keeps us on the path to our run rate Transformation commitment coming out of 2017.

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Finally, we delivered $0.65 in fourth quarter class A earnings per share before special items versus $0.76 in the year ago quarter. We also delivered $2.44 for our fiscal year 2016 class A earnings per share before special items – an 11.9 percent improvement over the prior fiscal year. Our consolidated tax rate was higher than anticipated in the current quarter and for the fiscal year, and Larry Hilsheimer will also discuss this later in the presentation.

Transition: Please turn to slide 6…
Slide 6: Delivering sustained operational improvement
Delivering exceptional levels of customer service excellence through disciplined operational execution are central to our achieving our Transformational run rate targets. Over the last four quarters, we delivered gross and operating profit before special items margins of 20.6 percent and 9.3 percent, respectively. Our Fiscal 2016 SG&A ratio declined to 11.3 percent, despite the continuing pressure of a strong US dollar relative to our assumptions at the initiation of our Transformation commitments.
We are pleased with our improvement trend, but we are motivated and expect to achieve higher results. We expect to meet our stated 2017 run rate commitments, and as a team, we will continue to find ways to better serve our customers and deliver higher levels of performance, as these factors create shareholder value.

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Transition: Please turn to slide 7…
Slide 7: Rigid Industrial Packaging & Services (RIPS) review
Our Rigid Industrial Packaging and Services segment delivered a second consecutive quarter of operating profit before special items margin that was 10 percent or better, despite the effects of an unsteady global industrial environment.
Fourth quarter sales, excluding divestitures and the negative impact of currency translation, were up more than 7 percent versus the prior year quarter, making clear that our margin/mix management focus is gaining traction. RIPS segment steel drum volumes were down slightly year over year, but large plastic drum volumes accelerated by 7 percent and our strategy to expand further into the Intermediate Bulk Container market gained momentum, with global volumes up almost 12 percent.
Global market demand remains uneven, and we see pockets of both strength and weaknesses around the world. In North America, steel drum demand in the fourth quarter was flat year over year and impacted by sluggish chemicals sectors seen throughout the year. Our plastic drum volumes were up 7 percent, helped in part by better pharmaceutical and food demand.
In EMEA we experienced a sluggish first half to the quarter for steel drums, based on soft industrial conditions in Western Europe and the effects of a shortened agricultural season also seen in part of Western Europe. We did experience continued strong steel demand in Russia and Eastern Europe as well as continued strength in our IBC and plastic business.
In Latin America, steel and plastic volumes improved versus prior year. Steel drum demand was higher in Brazil thanks to additional market share won for seasonal juices and better demand for agrochemicals, while plastic drum demand benefitted from higher agricultural usage in both Colombia and Argentina.
Finally, APAC concluded 2016 with another solid quarter, as stronger steel drum demand in China helped offset weaker commodity chemicals and lubricant demand seen elsewhere in Southeast Asia.
Despite a variety of challenges in parts of the world, the segment’s gross profit margin was just under 22 percent in the fourth quarter with North America, Latin America and EMEA businesses each registering year-over-year improvements. Our emphasis on controlling what we can control – improved customer service levels; margin/mix management; and a higher degree of operational discipline – is driving a step change improvement in our performance.
Transition: Please turn to slide 8…

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Slide 8: Paper Packaging & Services (PPS) review
In a more challenging year for our Paper Packaging & Services segment, the team rallied to deliver respectable fourth quarter results.
Paper Packaging’s fourth quarter revenue of $189 million was its highest quarter this year, aided by strong volume growth in both our mill system and CorrChoice sheet feeder network versus the prior year quarter. Notably, CorrChoice – our corrugated sheet feeder business – delivered volume growth of 9.7 percent, which outpaced industry growth of 3.7 percent for the quarter.
Operating profit before special items for the fourth quarter fell by roughly $8 million dollars, due primarily to a price/cost squeeze compared to a year ago. That said, we’re optimistic about the future. Q4 ended with stronger mill backlogs, and we are implementing our previously announced containerboard price increase with an expectation for full realization in January 2017.
Lastly, we continue to see greater demand for our higher margin, specialty products business. Q4 specialty sales were 21 percent higher versus the prior year quarter, with strong growth seen in triple wall packaging, litho-laminated products and coating line sales.
Transition: Please turn to slide 9…
Slide 9: Flexible Products & Services (FPS) review
The Flexible Products and Services team continued to show improvement during the fourth quarter.
Flexibles generated a 70 percent improvement in gross margin dollars versus the year ago quarter and finished the fourth quarter with positive operating profit before special items margin. The segment benefitted from lower year over year fixed cost that stemmed from operational excellence and efficiency efforts. Also, our underperforming operations continue to make progress.
While the turnaround plan for FPS is gaining momentum, significant work remains to be done. Our expectation is that this business will deliver accelerated performance in 2017, building from the momentum and the optimization work put into effect over the second half to the past year.
Transition: I’d like now to turn over the presentation to our Chief Financial Officer, Larry Hilsheimer.
Slide 10: Greif consolidated results

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Thanks Pete and hello everyone. I am now on slide 10.
Our fourth quarter and fiscal 2016 consolidated financial results reflect solid performance and operational execution – the key drivers to generating consistent Free Cash Flow.
Sales for the fourth quarter were up 5 percent, $44 million dollars, compared to the prior year, after adjusting for divestitures and currency translation, with year over year revenue improvement seen in both our Rigid Industrial Packaging & Services and Paper [and] Packaging & Services segments. Sales for fiscal 2016 were higher by roughly $17 million after adjusting for divestitures and currency translation.
Higher sales and stronger margins drove significant pre-tax profit expansion. Fourth quarter operating profit before special items of $87 million grew by 21 percent versus the prior year quarter. Fiscal 2016 operating profit before special items grew by 16 percent – or $42 million dollars – over Fiscal 2015, through more disciplined operational execution, stronger gross profit margin performance and a 9 percent reduction in full year SG&A expense. The improvement also came despite uneven global industrial demand and a price/cost squeeze that negatively impacted our Paper Packaging & Services segment for most of the year.
Income tax expense was $28.3 million for the fourth quarter and $66.5 million for the fiscal year. Our fiscal year 2016 rate of 47.1 percent was higher than our forecasted 35 – 38 percent fiscal year range, due primarily to the fourth quarter impact of discrete losses in foreign jurisdictions without corresponding tax benefits; unanticipated changes in uncertain tax position estimates; tax expense related to fourth quarter transactions; and corrections detected during the fourth quarter as part of our enhanced tax control procedures executed during the quarter. The corrections and other one-time, non-recurring items created a roughly $0.10 per share drag to our fourth quarter and fiscal 2016 results.
Class A earnings per share before special items were $0.65 per share and $2.44 per share for the fourth quarter and Fiscal 2016, respectively. The fourth quarter’s Class A earnings were down 14 percent versus prior year, but keep in mind that the prior year quarter included a one- time, $0.20 per share benefit from actions that captured identified tax mitigation opportunities.
One of our top objectives at Greif is to maintain or expand Free Cash Flow, and the results for our quarter and year highlight that focus:

•	Fourth quarter Free Cash Flow totaled $114 million – a 9 percent improvement versus the prior year quarter. In fact, Free Cash Flow for each quarter of 2016 was better than its 2015 comparable; and,

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Fiscal year 2016 free cash flow topped $200 million dollars – an increase of more than $130 million over fiscal 2015. I applaud our leadership team for the operating results and operating working capital discipline that drove the improvement. This result exceeded our stated guidance range of $160 - $190 million, but did benefit from lower cash taxes paid, as well as from timing on the payment of various incentive plans.

Looking forward, our goal is to generate and maintain superior levels of Free Cash Flow, which provides us the means to invest in profitable growth, retire debt and provide for shareholder returns.
Transition: Turning to slide 11…
Slide 11: Strengthened balance sheet
Our improved Free Cash Flow profile is benefitting our balance sheet and strengthening our financial flexibility. Year over year we repaid $161 million in total debt – far more than the Fiscal 2014 to Fiscal 2015 reduction of $35 million – and our leverage ratio currently stands at 2.2 – well within our target range. We also recently announced a new $1.1 billion credit facility which includes a delayed draw term loan with no prepayment penalties. That term loan will be drawn and used to replace the $300 million of 6.75 percent senior notes that are due on February 1st of 2017.
Our near term capital allocation priorities are:

•	Funding maintenance and organic capital projects that demonstrate an appropriate return;

•	Returning capital to shareholders; and

•	Maintaining our targeted leverage ratio.
As we complete our Transformation at the end of 2017, we will also be looking to advance select growth opportunities that offer compelling returns. We will do this by leveraging past lessons learned and our improved enterprise risk management approach to achieve profitable growth.
Transition: Turning to slide 12…
Slide 12: Fiscal year 2017 earnings per share guidance

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We expect to generate between $2.78 and $3.08 in Class A earnings per share before special items in 2017, which represents a midpoint improvement of roughly 20 percent over fiscal 2016’s actual result of $2.44 per share. Key drivers that help to explain the difference between fiscal 2016’s actual result and our forecasted outlook for 2017 include:

•	Margin/product mix management, cost containment and our continued focus on execution discipline;

•	Further improvement in underperforming operations;

•	Benefits from our announced containerboard price increase;

•	And reduced annual interest expense that stems from our new credit facility.
Transition: Turning to slide 13…
Slide 13: Free Cash Flow tracking towards Transformation
We expect Fiscal 2017 Free Cash Flow to range between $180 - $210 million dollars, roughly flat to Fiscal 2016’s reported result. However – as I previously mentioned – Fiscal 2016’s result also benefitted from a one-time tax pickup in the third quarter related to rebalancing our global debt footprint and from the timing of incentive payouts, which are depicted by the green box on the slide. Excluding these benefits, Free Cash Flow is forecasted to grow by roughly 13 percent between Fiscal 2016 and Fiscal 2017, and we remain in line with our run rate Transformational commitment exiting 2017.
Finally, please refer to the appendix of our conference call slides. In an effort to improve disclosure, we are providing additional detail on our foreign exchange sensitivities. As you know, due to our global operations and footprint, we are exposed to a variety of currencies. Generally, our currency profile results in a benefit when the US dollar broadly weakens, and we face challenges when the US dollar broadly strengthens.
The big takeaway is that the natural offsets created by our global supply chain and cost structure mitigate our foreign exchange exposure. Our largest currency exposure is the Euro; however, a 10 percent strengthening of the dollar against the Euro results in an operating profit before special items headwind of only $5 million to $7 million dollars, and a 10 percent change in the dollar versus our entire global basket of currencies creates an operating profit before special items drag of $15 to $20 million.
Given market volatility, we appreciate the questions received on how foreign exchange movements can impact our financial results. As a company passionate about customer service excellence, we recognize the need to assist our financial community customers in better understanding our exposures, and we hope that you find this additional information helpful.

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Transition: And with that, I’ll turn the call back to Pete for his closing comments before our Q&A.
Slide 14: Greif’s investment thesis
Thank you, Larry. Please turn to slide 14…
2016 was a solid year for Greif with notable improvements seen throughout the business. That said, we have not fully yet achieved our 2017 Transformation commitments and work remains to be done. Our team is clearly focused on controlling all that is within our controls.

•	Providing exceptional levels of customer service excellence;

•	Displaying solid operating fundamentals; and

•	Demonstrating tight fiscal discipline.
Those attributes – together with Greif’s comprehensive packaging offering and diverse geographic footprint – positions us to thrive as the world’s industrial economy improves, and will result in greater earnings and enhanced Cash Flow.
Thank you for your interest in Greif. I look forward to taking your questions tomorrow.

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